Exhibit 4.5

February 28, 2003

Strictly Private & Confidential

Mr. John F. Driscoll
Chairman and Chief Executive Officer
Strategic Energy
Management Inc.
2850, 130 King Street West
Toronto, Ontario M5X 1A4

Dear Mr. Driscoll:

National Bank Financial Inc. ("NBF") understands that on March 13, 2003, Strategic Energy Fund (the "Fund") will issue to the holders of its outstanding trust units ("Trust Units") of record on the close of business on March 13, 2003 (the "record date") rights ("Rights") to subscribe for Trust Units. Each holder of Trust Units on the Record Date will receive one Right for each Trust Unit held. Four Rights entitle the holder to subscribe for one Trust Unit at a price of $7.00 per Trust Unit on or before 4:00 p.m. (Toronto time) on April 7, 2003.

NBF understands that the Fund wishes to retain NBF to perform in connection with the issuing of the Rights of the Fund the following services, which are customarily performed by NBF in acting as dealer manager in connection with right offerings (the "Services"):

(a) form a group which will include NBF, and which other members of the Investment Dealers Association of Canada and members of the Toronto, Montreal, and Toronto Venture stock exchanges will be invited to join (the "Soliciting Dealers Group") to solicit holders to exercise Rights held by them;

(b) prepare and supply to the Soliciting Dealers Group a "green sheet" detailing the merits to holders of Rights of exercising their Rights, to assist in their solicitation;

(c) act as an information source for holders of Rights and the Soliciting Dealers Group with respect to information pertaining to the expiration of the Rights;

(d) if requested by the Fund, advertise in one or more national newspapers recommending exercise of the Rights by holders of the Rights, provided that the Fund shall first have approved the use of advertising in connection with the services to be provided by NBF under this agreement and the form and content of any advertisement; and

(e) perform such other activities as dealer manager as the Fund may reasonably request. NBF hereby agrees to act as dealer manager subject to the following terms and conditions:

1.       Services

         NBF will (and will use its reasonable efforts to cause other members of the Soliciting Dealers Group to) perform the Services in compliance with Applicable Legislation (as hereinafter defined).

2.       Fees and Expenses

         For the services provided thereunder, the Fund agrees to pay the following fees:

(a) A fee of $50,000 for managing the solicitation, payable to NBF upon execution of this agreement;

(b) A solicitation fee of $0.025 for each Right exercised, payable to NBF (equates to $0.10 for each new Trust Unit issued in connection with the Rights Offering);

(c) A solicitation fee to each member of the Soliciting Dealers Group of $0.10 for each Trust Unit subscribed for, which was solicited by such member of the Soliciting Dealers Group, provided that the solicitation fee in respect of any single beneficial subscriber of Trust Units shall not be less than $85 and not more than $1,500 and that where the Rights exercised in a single name are beneficially owned by more than one person, the $85 minimum and $1,500 maximum amounts will be applied separately in respect of each such beneficial owner. No solicitation fee will be paid in the case of any holder subscribing for less than 500 Trust Units. The Fund may require a member of the Soliciting Dealers Group to furnish evidence of such beneficial ownership satisfactory to the Fund at the time of exercise. The Fund will not be required to pay a solicitation fee to more than one member of the Soliciting Dealers Group in respect of any beneficial owner of Trust Units. Each member of the Soliciting Dealers Group will be paid on account of such fees as soon as practicable after the rights offering is completed. No solicitation fees will be payable if the rights offering is not completed; and,

(d) The Fund will reimburse NBF for all reasonable out-of-pocket expenses incurred by NBF in entering into and performing this agreement, including but not limited to travel and communication expenses, database service expenses, courier charges and the reasonable fees and disbursements of counsel and any other advisors retained by NBF with the consent of the Fund, such consent not to be unreasonably withheld. Such reimbursable expenses will be payable on receipt by the Fund of invoices from NBF.

         All or part of the amounts payable under these paragraphs may be subject to the federal Goods and Services tax or applicable provincial sales tax (collectively, "Tax"). Where Tax is applicable, an additional amount equal to the amount of Tax owing will be charged to the Fund.

3.       Term of Engagement

         The engagement of NBF pursuant to this agreement shall terminate on the earlier of April 30, 2003, and the termination of NBF's engagement by either the Fund or NBF upon written notice to the other, provided that the obligations of the Fund to indemnify, to pay any amounts due to NBF pursuant to this agreement including fees, expenses and Tax and to maintain the confidentiality of NBF's advice and opinions shall survive the completion of NBF's engagement hereunder, or the expiry or other termination of this agreement. In addition, representations and warranties provided by the Fund in connection with this agreement shall remain in full force and effect, regardless of any investigation made by NBF or on its behalf.

4.       Offering Documents

         The Fund represents and warrants to NBF that, as at the date of mailing of the Rights Offering Documents to the holders of Trust Units of the Fund such documents comply and will comply with the Applicable Legislation and do not and will not contain any untrue statement of material fact or omit to sate a material fact required to be stated therein or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

5.       Delivery of Offering Documents

         The Fund agrees that, at its expense, it will deliver to NBF as soon as is practical as many copies of the Rights Offering Documents as NBF shall reasonably require.

6.       Costs

         The Fund agrees to pay all costs in connection with the Services, including the costs of preparation, printing and delivery of the "green sheet" and independent legal counsel.

7.       Compliance with Applicable Legislation

         The Fund will fulfill all legal requirements to enable the Soliciting Dealers Group to act in accordance with the provisions of the Fund's declaration of Fund dated February 14, 2002 and any amendments thereto and the applicable securities legislation and regulations of all provinces of Canada (collectively, the "Applicable Legislation").

8.       Notification of Changes or Investigations The Fund agrees that:

(a) if during the term of the Services, the Fund receives notice of any fact or matter that would be viewed as a material change with respect to the Fund, it will:

         (i)      promptly notify us thereof;

         (ii) promptly prepare, file and deliver all appropriate documentation to the required regulators;

         (iii)    furnish us with copies of the documentation; and

(b) it will inform NBF, promptly after it receives notice thereof during the period of the Offer:

         (i) of any request by any regulatory, administrative or other governmental or public body or authority or any court of any jurisdiction or any securities exchange;

         (ii) of the issuance of any cease trading, stop order or restraining order or of the initiation or threat of initiation of any proceedings, litigation or investigation with respect to the Fund before any regulatory, administrative or other governmental or public body or authority or any court.

9.       Acknowledgment

         NBF hereby agrees that no Unitholder shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to NBF in connection with the obligations of the Fund, or to NBF under this agreement and NBF further agrees that it shall look only to the assets of the Fund for satisfaction of any claims arising out of or in connection with this agreement and the assets of the Fund only shall be subject to levy or execution.

10.      Indemnification

         The Fund hereby agrees to indemnify NBF in accordance with Schedule "A" hereto, which Schedule forms part of this agreement and the consideration of which is the entering into of this agreement. Such indemnity (the "Indemnity") shall be executed and delivered to NBF on the execution of this agreement and shall be in addition to, and not in substitution for, any liability which the Fund or any other person may have to NBF or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein including without limitation any additional services contemplated herein.

11.      Confidentiality

         NBF will treat, and will use its best efforts to cause each member of the Soliciting Dealers Group to treat, as strictly confidential any information made available to it concerning or pertaining to the Fund.

         The advice or opinions of NBF, shall not be publicly disclosed or referred to or provided to any third party by the Fund without the prior written consent of NBF.

12.      Other Matters

         This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the parties hereby irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless otherwise defined herein, terms which are used in this agreement which are defined in the Securities Act (Ontario) shall have the meaning set forth therein for the purposes of this agreement.

         All financial references in this agreement are to be in Canadian dollars unless otherwise indicated.

13.      Acceptance

         Please confirm that the foregoing is in accordance with the Fund's understanding by signing and returning the attached duplicate copy of this letter, which shall thereupon constitute a binding agreement between the Fund and NBF.

Yours very truly,

NATIONAL BANK FINANCIAL INC.

-----------------------------------
L. Trevor Anderson
Director
Investment Banking

Accepted and agreed to as of the ___ day of _________________, 2003.

STRATEGIC ENERGY MANAGEMENT INC.

on behalf of

STRATEGIC ENERGY FUND

By:    /s/ John F. Driscoll
      ------------------------------------
      John F. Driscoll
      Chairman and Chief Executive Officer

                                 SCHEDULE "A"

                                   INDEMNITY

In connection with the engagement (the "Engagement") of National Bank Financial Inc. ("NBF") pursuant to an engagement letter (the "Engagement Letter") between NBF and Strategic Energy Fund (the "Fund") dated February 28, 2003, the Fund agrees to indemnify and hold harmless NBF, each of its subsidiaries and each of their respective directors, officers, employees, partners, agents, each other person, if any, controlling NBF or any of its subsidiaries and each shareholder of NBF (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), from and against any and all losses, expenses, claims (including shareholder actions, derivative or otherwise), actions, damages and liabilities, joint or several, including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any action, suit, proceedings, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively the "Claims") to which any Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement. The Fund also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Fund or any person asserting claims on behalf of or in right of the Fund for or in connection with the Engagement except to the extent any losses, expenses, claims, actions, damages or liabilities incurred by the Fund are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the negligence, dishonesty, fraud or willful misconduct of such Indemnified Party or breach of the provisions of this agreement or of the securities legislation in any of the provinces or territories of Canada by the Indemnified Party. The Fund will not, without NBF's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes a release of each Indemnified Party from any liabilities arising out of such action, suit, proceeding, investigation or claim.

Promptly after receiving notice of an action, suit, proceeding or claim against NBF or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Fund, NBF or any such other Indemnified Party will notify the Fund in writing of the particulars thereof, provided that the omission so to notify the Fund shall not relieve the Fund of any liability which the Fund may have to NBF or any other Indemnified Party except and only to the extent that any such delay in or failure to give notice as herein required prejudices the defence of such actions, suit, proceeding, claim or investigation or results in any material increase in the liability which the Fund has under this indemnity.

The foregoing indemnity shall not apply to the event that a court of competent jurisdiction or a final judgment that has become non-appealable shall determine that such losses, expenses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were caused by the negligence, dishonesty, fraud or willful misconduct of the Indemnified Party or breach of the provisions of this agreement or of the securities legislation in any of the provinces or territories of Canada by the Indemnified Party.

If for any reason the foregoing indemnity is unavailable (other than in accordance with the terms hereof) to NBF or any other Indemnified Party or insufficient to hold NSF or any other Indemnified Party harmless, the Fund shall contribute to the amount paid or payable by NBF or any other Indemnified Party as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Fund on the one hand and NBF or any other Indemnified Party on the other hand but also the relative fault of the Fund, NBF or any other Indemnified Party as well as any relevant equitable considerations, provided that the Fund shall in any event contribute to the amount paid or payable by NBF or any other Indemnified Party as a result of such Claim any excess of such amount over the amount of the fees received by NBF under the Engagement Letter.

The Fund also agrees to reimburse NBF for the time spent by its personnel in connection with any Claim at their normal per diem rates. NBF may retain counsel to separately represent it in the defence of a Claim, which shall be at the Fund's expense if (i) the Fund does not promptly assume the defence of the Claim, (ii) the Fund agrees to separate representation or (iii) NBF is advised by counsel that there is an actual or potential conflict in the Fund's and NBF's respective interests or additional defences are available to NBF, which makes representation by the same counsel inappropriate.

The obligations of the Fund hereunder are in addition to any liabilities, which the Fund may otherwise have to NBF, or any other Indemnified Party.

DATED as of February ___, 2003.

STRATEGIC ENERGY INC.                    NATIONAL BANK FINANCIAL INC.
on behalf of
STRATEGIC ENERGY FUND


By: _________________________________    By: __________________________________